Exhibit 99.8

LETTER OF RESIGNATION

July 31, 2004

To the Chairman of the Board of Directors

of American Campus Communities, Inc.:

I, Mark J. Hager, hereby resign as a director of American Campus Communities, Inc., with my resignation to be effective immediately upon the initial public offering of shares of common stock of American Campus Communities, Inc. contemplated by the Registration Statement on Form S-11 (Registration No. 333-114813) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on April 26, 2004.

/s/ Mark J. Hager

Mark J. Hager